[LETTERHEAD OF MOORE STEPHENS WURTH FRAZER and TORBET, LLP]


November 1, 2006

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549


Dear Sirs and Madams:

We were previously the principal independent accountants for Lanbo Financial Group, Inc. for the period from April 4, 2005 through September 30, 2006. We did not audit any financial statements of Lanbo Financial Group, Inc. On September 30, 2006, our appointment as principal independent accountants was terminated.

We have read Lanbo Financial Group, Inc.'s statements included in Item 4 of its Form 8-K dated October 30, 2006, and we agree with the statements made therein.

Sincerely,


/s/ Moore Stephens Wurth Frazer and Torbet, LLP